EXHIBIT 5.01


                              DAVID POLK & WARDWELL
                              450 Lexington Avenue
                               New York, NY 10017


                                                             November 23, 1999


R.H. Donnelley Corporation
One Manhattanville Road
Purchase, New York 10577

Ladies and Gentlemen:

         We are acting as counsel for R.H. Donnelley (the "Registrant") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, certain interests in the R.H. Donnelley Corporation Deferred Compensation Plan (the "Plan"). In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

         Upon the basis of the foregoing, we are of the opinion that the participants' rights under the Plan will be, when created in accordance with the terms of the Plan, valid and binding obligations of the Company, enforceable in accordance with the terms of the Plan, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting creditors' rights or by general equity principles.

         We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ DAVIS POLK & WARDWELL